EXHIBIT 14(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-133761 on Form N-14 of our report dated May 22, 2006, relating to the financial statements and financial highlights of Merrill Lynch U.S. High Yield Fund, Inc. (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2006, and to the references to us under the captions “Other Service Providers—ML Fund” in the Combined Prospectus/Proxy Statement and “Financial Statements” in the Statement of Additional Information, which are parts of such Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

June 16, 2006